                                                                    Exhibit 10.3

      NON-COMPETITION AGREEMENT (this "Agreement"), dated as of July 30, 2004, between Reynolds American Inc., a North Carolina corporation ("Reynolds American"), and British American Tobacco p.l.c., a public limited company organized under the laws of England and Wales ("BAT").

                                    RECITALS:

      A. Reynolds American, Brown & Williamson Tobacco Corporation, a
Delaware corporation and wholly-owned subsidiary of BAT ("B&W"), and R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation ("RJR"), have entered into a Business Combination Agreement, dated as of October 27, 2003, as amended ("Combination Agreement"), pursuant to which each of B&W and RJR and certain of their affiliates have agreed to engage in a series of transactions resulting in the combination of R. J. Reynolds Tobacco Company, a New Jersey corporation ("RJR Tobacco"), and the U.S. tobacco business of B&W.

      B. As a condition to the consummation of the transactions contemplated by the Combination Agreement, the parties hereto have agreed to enter into this Agreement.

      C. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Combination Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the consummation of the transactions contemplated by the Combination Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Definitions.

      "BAT Restricted Business" means the manufacture, sale, distribution or other transfer for sale of BAT Restricted Products in the BAT Restricted Territory, but does not include (a) the continuation of any arrangements existing as of the date of the Combination Agreement relating to the manufacture of BAT Restricted Products for, and sale to, third parties who own or have rights to use the intellectual property associated with the brand of BAT Restricted Products to be manufactured as long as such products are not also sold, distributed or otherwise transferred for sale by BAT or any of its Controlled Affiliates or (b) the manufacture of BAT Restricted Products in the BAT Restricted Territory by Reynolds American or any of its Controlled Affiliates on behalf of BAT or any of its Controlled Affiliates as long as those products are not also sold, distributed or otherwise transferred for sale in the BAT Restricted Territory.

      "BAT Restricted Period" means the period beginning on the date of this Agreement and ending on the 10th anniversary of the date of this Agreement.

      "BAT Restricted Products" means manufactured cigarettes, "roll your own" cigarette tobacco, cigars, cigarillos and pipe tobacco.

      "BAT Restricted Territory" means the United States.

      "B&W Business" means the business acquired by Reynolds American from B&W pursuant to the Combination Agreement.

      "Control" means beneficial or record ownership of a majority of the voting power of the equity securities having the right to vote generally for the election or removal of directors, managers or members of a similar governing body of the entity being Controlled or the right to appoint or remove a majority of the members of such governing body. As used herein, "control" has the common meaning associated with such term and, may include, but is not limited to, the meaning assigned to the term "Control."

      "Controlled Affiliate" means, with respect to any entity, any other entity directly or indirectly Controlled by such person but, with respect to BAT, does not include Reynolds American or any of its Controlled Affiliates.

      "Manufacturing Intellectual Property" means all patents, patent applications, inventions, trade secrets, proprietary processes, databases, software, and formulae, and all other proprietary technical information, know-how and processes, whether registered, patentable or unpatentable, in each case to the extent such manufacturing intellectual property was available for use in the B&W Business on or prior to the date of this Agreement. For the avoidance of doubt, Manufacturing Intellectual Property shall not include service marks and service mark applications, trademarks and trademark applications, trade dress, logos and slogans.

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      "Reynolds American Restricted Business" means the manufacture, sale, distribution or other transfer for sale of Reynolds American Restricted Products in the Reynolds American Restricted Territory, but does not include (a) the sale, distribution or other transfer for sale of Reynolds American Restricted Products at duty free shops in the United States and United States military bases anywhere in the world, (b) the sale, distribution or other transfer for sale of KOOL, PALL MALL, PALL MALL RED, PALL MALL Filter, CAPRI, MISTY, KENT and NEWPORT cigarettes in the Republic of Palau, (c) the sale, distribution or other transfer for sale of PALL MALL BOX and KOOL cigarettes in duty free shops in Canada, (d) the sale, distribution or other transfer for sale of KOOL, PALL MALL RED, PALL MALL Filter, CAPRI and MISTY cigarettes in the Federated States of Micronesia, (e) the manufacture of Reynolds American Restricted Products for, and sale to, third parties who own or have rights to use the intellectual property associated with the brand of Reynolds American Restricted Products to be manufactured as long as such products are not also sold, distributed or otherwise transferred for sale by Reynolds American or any of its Controlled Affiliates, (f) the manufacture of Reynolds American Restricted Products in the Reynolds American Restricted Territory as long as those products are not also sold, distributed or otherwise transferred for sale in the Reynolds American Restricted Territory, or (g) the continued manufacture, sale, distribution or other transfer for sale of Reynolds American Restricted Products in the Reynolds American Restricted Territory by Lane Limited, but only to the extent Lane Limited engaged in such activities between October 27, 2003 and the date of this Agreement and only for a period ending 60 calendar days following the date of this Agreement.

      "Reynolds American Restricted Period" means the period beginning on the date of this Agreement and ending on the 5th anniversary of the date of this Agreement.

      "Reynolds American Restricted Products" means manufactured cigarettes and "roll your own" cigarette tobacco, cigars, cigarillos and pipe tobacco.

      "Reynolds American Restricted Territory" means any place in the world outside of the United States.

      "Santa Fe" means Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation and a wholly-owned subsidiary of Reynolds American.

      "Santa Fe Brands" means the brands "American Spirit," "Natural American Spirit" and any natural extension thereof.

      "Santa Fe Restricted Territory" means any country other than the countries listed on Exhibit A.

      "United States" means the United States of America and its territories and possessions.

      2. BAT Noncompete.

      (a) Except as provided in Section 2(b) or 2(c) of this Agreement, during the BAT Restricted Period, BAT will not, and will cause its Controlled Affiliates not to, directly or indirectly, engage in, carry on, own, lease, manage, operate, control, share any revenues of or have any profit or other equity interest in any business or entity engaged in the BAT Restricted Business.

      (b) Notwithstanding anything to the contrary in this Section 2, BAT and any of its Controlled Affiliates may own beneficially or of record (i) securities of Reynolds American, (ii) a non-Controlling interest in Skandinavisk Tobakskampagni AS (Denmark), ITC Ltd. (India) and VST Industries Ltd. (India), and (iii) no more than five percent of the issued and outstanding capital stock or equity interests of an entity which has issued securities that are publicly traded and which is engaged in the BAT Restricted Business.

      (c) Notwithstanding anything to the contrary in this Section 2, BAT will not be in violation of this Section 2 for any sale, distribution or other transfer for sale of BAT Restricted Products in any jurisdiction if such BAT Restricted Products (i) do not satisfy all applicable packaging and labeling requirements in such jurisdiction (provided that any such sale, distribution or other transfer is (A) not the result of acts taken by means and persons controlled by BAT or any of its Controlled Affiliates and (B) contrary to representations of the known customers of BAT and its Controlled Affiliates) or
(ii) do satisfy all applicable packaging and labeling requirements in such jurisdiction but are present in such jurisdiction (A) by means and persons not controlled by BAT and its Controlled Affiliates and (B) contrary to representations of the known customers of BAT and its Controlled Affiliates. In addition to the exceptions provided in the preceding sentence or otherwise in this Section 2, BAT will not be in violation of this Section 2 for sales, distribution or transfers for sale of BAT Restricted Products in the BAT Restricted Territory that do not exceed in the aggregate 2 billion individual cigarettes in any calendar year, including any such sale, distribution or transfer for sale that is known or controllable by BAT and its Controlled Affiliates.

      (d) BAT acknowledges and agrees that the foregoing restrictions are reasonable given the nature of the transactions contemplated by the Combination Agreement.

      3. Reynolds American Noncompete.

      (a) Except as provided in Section 3(b) or 3(c) of this Agreement, during the Reynolds American Restricted Period, Reynolds American will not, and will cause its Controlled Affiliates not to, directly or indirectly, engage in, carry on, own, lease, manage, operate, control, share any revenues of or have any profit or other equity interest in any business or entity engaged in the Reynolds American Restricted Business.

      (b) Notwithstanding anything to the contrary in this Section 3, (i) Reynolds American and any of its Controlled Affiliates may own beneficially or of record no more than five percent of the issued and outstanding capital stock or equity interests of an entity which has issued securities that are publicly traded and which is engaged in the Reynolds American Restricted Business, (ii) Reynolds American will not be in violation of this Section 3 solely as a result of (A) Reynolds American's relationship with R.J. Reynolds-Gallaher International Sarl, a Swiss limited liability company ("JV"), (B) JV's business, or (C) if the JV has been terminated, the manufacture, sale, marketing or distribution of a brand listed on Exhibit C in any country listed on Exhibit B in which the JV was distributing such brand prior to termination of the JV; provided, however, that, for purposes of this clause (ii), Reynolds American and its Controlled Affiliates will not contribute or license or otherwise transfer any additional brands to the JV, except to the extent required by the agreements relating to the JV (as in effect on the date hereof); and (iii) Santa Fe may sell, distribute or otherwise transfer for sale Reynolds American Restricted Products under the Santa Fe Brands in the countries listed on Exhibit A and, subject to compliance with Section 6, may sell, distribute or otherwise transfer for sale Reynolds American Restricted Products under the Santa Fe Brands in the Santa Fe Restricted Territory.

      (c) Notwithstanding anything to the contrary in this Section 3, Reynolds American will not be in violation of this Section 3 for any sale, distribution or other transfer for sale

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of Reynolds American Restricted Products in any jurisdiction if such Reynolds
American Restricted Products (i) do not satisfy all applicable packaging and labeling requirements in such jurisdiction (provided that any such sale, distribution or other transfer is (A) not the result of acts taken by means and persons controlled by Reynolds American or any of its Controlled Affiliates and
(B) contrary to representations of the known customers of Reynolds American and its Controlled Affiliates) or (ii) do satisfy all applicable packaging and labeling requirements in such jurisdiction but are present in such jurisdiction
(A) by means and persons not controlled by Reynolds American and its Controlled Affiliates and (B) contrary to representations of the known customers of Reynolds American and its Controlled Affiliates. In addition to the exceptions provided in the preceding sentence or otherwise in this Section 3, Reynolds American will not be in violation of this Section 3 for sales, distribution or transfers for sale of Reynolds American Restricted Products in the Reynolds American Restricted Territory that do not exceed in the aggregate 2 billion individual cigarettes in any calendar year, including any such sale, distribution or transfer for sale that is known or controllable by Reynolds American and its Controlled Affiliates.

      (d) Reynolds American acknowledges and agrees that the foregoing restrictions are reasonable given the nature of the transactions contemplated by the Combination Agreement.

      4. BAT Nonsolicitation. Without the prior written consent of Reynolds American, for a period of two years following the date of this Agreement, BAT will not, and will cause its Controlled Affiliates not to, directly or indirectly, on behalf of itself or any other person, recruit or otherwise solicit for employment or employ any officer, or other employee of Reynolds American or any of its Controlled Affiliates whose salary and bonus exceeded $200,000 in the year prior to the date of such solicitation or employment (or, the proportionate amount of $200,000 if, and to the extent that, any such employee is employed by Reynolds American or such Controlled Affiliate for only a portion of the year), provided, that the foregoing provision shall not prevent BAT or any of its Controlled Affiliates from hiring any such person who contacts BAT on his or her own initiative without any direct or indirect solicitation from BAT or any of its Controlled Affiliates, and provided further, that the foregoing provision shall not prohibit (a) any advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such persons or (b) the solicitation or employment of any person who is not employed by Reynolds American or any of its Controlled Affiliates on the date BAT or any of its Controlled Affiliates first solicits him or her.

      5. Reynolds American Nonsolicitation. Without the prior written consent of BAT, for a period of two years following the date of this Agreement, Reynolds American will not, and will cause its Controlled Affiliates not to, directly or indirectly, on behalf of itself or any other person, recruit or otherwise solicit for employment or employ any officer, or other employee of BAT or any of its Controlled Affiliates whose salary and bonus exceeded $200,000 (or pounds sterling equivalent) in the year prior to the date of such solicitation or employment (or, the proportionate amount of $200,000 (or pounds sterling equivalent) if, and to the extent that, any such employee is employed by BAT or such Controlled Affiliate for only a portion of the year), provided, that the foregoing provision shall not prevent Reynolds American or any of its Controlled Affiliates from hiring any such person who contacts Reynolds American or any of its Controlled Affiliates on his or her own initiative without any direct or indirect solicitation from Reynolds American or any of its Controlled Affiliates, and provided further, that the foregoing provision shall not prohibit (a) any advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such persons or (b) the solicitation or employment of any person who is not employed by BAT or any of its Controlled Affiliates on the date Reynolds American or any of its Controlled Affiliates first solicits him or her.

      6. BAT Right of First Refusal. Prior to entering into any distribution agreement with a third party for the distribution of Santa Fe Brands in any country in the Santa Fe Restricted Territory, Reynolds American will cause Santa Fe to submit a written proposal (the "Notice") to BAT identifying (i) the country as to which Santa Fe wishes to enter into a distribution agreement, (ii) the products Santa Fe wishes to distribute in such country, (iii) the distribution capability required by Santa Fe for distribution in such country, and (iv) the material terms and conditions of such proposed distribution agreement. Within 20 calendar days after receiving the Notice, BAT will send to Reynolds American its written response (a "Response") to such offer indicating either (A) acceptance of the terms of such Notice or (B) rejection of the terms of such Notice. Failure to deliver a Response within 20 calendar days of receiving the Notice shall constitute the delivery of a Response rejecting the Notice. In the event the Notice is

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rejected, Reynolds American or one of its Controlled Affiliates may enter into a distribution agreement with a third party on terms and conditions not materially more favorable to the third party than the terms and conditions set forth in the Notice and neither BAT nor any of its Controlled Affiliates will have any further rights under this Section 6 with respect to the distribution of the products identified in the Notice in the country identified in the Notice.

      7. Reynolds American Right of First Refusal for U.S. Sourced Manufactured American Blend Cigarettes.

      (a) The parties hereby incorporate by reference Section 2.1 of that certain Contract Manufacturing Agreement, dated as of July 30, 2004 (the "Contract Manufacturing Agreement"), between R. J. Reynolds Tobacco Company, a North Carolina corporation, and B.A.T. (UK & Export) Limited, a corporation organized under the laws of England and Wales. BAT shall cause its future Controlled Affiliates to agree in writing to be bound by, and subject to the terms and conditions of, Sections 2.1 and 4.4 of the Contract Manufacturing Agreement.

      (b) Nothing in this Section 7 shall be deemed to permit B&W to manufacture tobacco products in the United States if such activity would otherwise be prohibited by Section 2.

      8. Covenants Not to Sue.

      (a) BAT shall not, and shall cause its Controlled Affiliates not to, threaten, bring, commence, prosecute or maintain any suit, action, filing, or administrative proceeding, either at law or at equity, in any court, administrative agency, or elsewhere against Reynolds American or any of its Controlled Affiliates or any of their respective divisions, customers, successors, assigns, or anyone acting on their behalf (collectively, the "Reynolds American Parties"), on account of, arising from, growing out of, related to, or in any way connected with the use by the Reynolds American Parties of any Manufacturing Intellectual Property.

      (b) Reynolds American shall not, and shall cause its Controlled Affiliates not to, threaten, bring, commence, prosecute or maintain any suit, action, filing, or administrative proceeding, either at law or at equity, in any court, administrative agency, or elsewhere against BAT or any of its Controlled Affiliates or their respective divisions, customers, successors, assigns, or anyone acting on their behalf (collectively, the "B&W Parties"), on account of, arising from, growing out of, related to, or in any way connected with the use by the B&W Parties of the Manufacturing Intellectual Property.

      9. Term. This Agreement shall become effective on the date of this Agreement and shall continue:

      (a) in the case of Section 2, to the end of the BAT Restricted Period;

      (b) in the case of Section 3, to the end of the Reynolds American Restricted Period;

      (c) in the case of Sections 4 and 5, to the second anniversary of the date of this Agreement;

      (d) in the case of Sections 6 and 7 until such time as BAT and its Controlled Affiliates no longer beneficially own at least 25% of the equity securities of Reynolds American entitled to vote generally for the election of directors; and

      (e) in the case of Sections 1 and 8 through 17, indefinitely.

      10. Extension of Restricted Period.

      (a) In the event of a breach or violation by BAT or any of its Controlled Affiliates of the covenants set forth in this Agreement prior to the expiration of the BAT Restricted Period, the BAT Restricted Period shall be extended by the same amount of time which elapses from the commencement of such breach or violation until such breach or violation has been cured.

      (b) In the event of a breach or violation by Reynolds American or any of its Controlled Affiliates of the covenants set forth in this Agreement prior to the expiration of the Reynolds American Restricted Period, the Reynolds American Restricted Period shall be extended by the same amount of time which elapses from the commencement of such breach or violation until such breach or violation has been cured.

      11. General Provisions.

      (a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (i) if to BAT, to:

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          British American Tobacco p.l.c.
          Globe House
          4 Temple Place
          London WC2R 2PG
          United Kingdom
          Fax: 44 207 845 2189

          Attention: Company Secretary

          with a copy to:

          Cravath, Swaine & Moore LLP
          825 Eighth Avenue
          New York, NY 10019
          Fax: 212-474-3700

          Attention: Philip A. Gelston, Esq.
                     Sarkis Jebejian, Esq.

      (ii) if to Reynolds American, to:

           Reynolds American Inc.
           401 North Main Street
           Winston-Salem, NC 27102-2990
           Fax: 336-741-2998
           Attention: General Counsel

           with a copy to:

           Jones Day
           222 East 41st Street
           New York, NY 10017
           Fax: 212-755-7306

           Attention: Jere R. Thomson, Esq.

      12. Interpretation. When a reference is made in this Agreement to a Section, Subsection or Exhibit, such reference shall be to a Section or Subsection of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof" and "herein" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

      13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the restrictions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.

      14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

      15. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties any rights or remedies.

      16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

      17. Enforcement; Service of Process. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance

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with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably and unconditionally (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any Transaction, (d) agrees that it will not bring any action relating to this Agreement in any court other than any Federal court sitting in the State of Delaware or the Court of Chancery of the State of Delaware, (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, and (f) agrees that this Agreement involves at least $100,000 and has been entered into by the parties hereto in express reliance upon 6 Del. C. Section 2708.

      18. Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties hereto. Any purported assignment without such prior written consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    REYNOLDS AMERICAN INC.

                                    By: Charles A. Blixt
                                        ----------------------------------------
                                        Name: Charles A. Blixt
                                        Title: Executive Vice President and
                                               General Counsel

                                    British American Tobacco p.l.c.

                                    By: Roger H. Lomax
                                      ------------------------------------------
                                        Name: Roger H. Lomax
                                        Title: Attorney-in-Fact

                                    EXHIBIT A
                              SANTA FE TERRITORIES

Australia
Austria
France
Germany
Japan
Monaco
Netherlands
Switzerland
United Kingdom
United States

                                    EXHIBIT B
                                 JV TERRITORIES

Principality of Andorra
Kingdom of Belgium
Channel Islands of Jersey and Guernsey
Kingdom of Denmark
Republic of Estonia
Republic of Finland
French Republic
Federal Republic of Germany
Gibraltar
Hellenic Republic
Republic of Iceland Ireland
Isle of Man
Italian Republic (including Sicily and Sardinia)
Japan
Republic of Latvia
Principality of Liechtenstein
Republic of Lithuania
Grand Duchy of Luxembourg
Principality of Monaco
Kingdom of the Netherlands
Kingdom of Norway Portuguese Republic (including Madeira)
Republic of San Marino
Kingdom of Spain (including the Canary and Balearic Islands)
Kingdom of Sweden
Swiss Confederation
United Kingdom of Great Britain and Northern Ireland (including England, Scotland, Wales, Northern Ireland, the Hebrides, Orkney, the Shetland Islands, Isle of Wight, Anglesey, and the Isles of Scilly)

                                    EXHIBIT C
                                CURRENT JV BRANDS

Reynolds
RJR
Action Pak
Austin
Gyro
McCoy
Mondo
Redston
Ritual
Rockland
Sedona
Slide-O-Matic
Tribeca
Tukish Gold
Turkish Jade
Zuni